Exhibit 3.25

State of Delaware Secretary of State Division of Corporations Delivered 12:39 PM 05/19/2006 FILED 12:39 PM 05/19/2006 SRV 060479207 – 3297063 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

FIRST:	The name of the limited liability company is Atlas Noble, LLC.

SECOND:	The address of its registered office in the State of Delaware is 110 S. Poplar Street, Suite 101, City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at such address is Andrew M. Lubin.

THE UNDERSIGNED is authorized to execute and file this Certificate of Formation for the purpose of forming the Company as a limited liability company pursuant to the laws of the State of Delaware, and accordingly has hereunto set her hand this 19th day of May, 2006.

Lisa D. Schumm, Authorized Person

LW: 165418.1

State of Delaware Secretary of State Division of Corporations Delivered 03:37 PM 05/13/2010 FILED 03:37 PM 05/13/2010 SRV 100507370 – 3297063 FILE

State of Delaware

Certificate of Merger of a Foreign Limited Liability Company

into a Domestic Limited Liability Company

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act.

First: The name of the surviving Limited Liability Company is Atlas Noble, LLC, a Delaware Limited Liability Company.

Second: The name of the Limited Liability Company being merged into this surviving Limited Liability Company is Laurel Mountain Midstream Ohio, LLC. The jurisdiction in which this Limited Liability Company was formed is PA.

Third: The Agreement of Merger has been approved and executed by both Limited Liability Companies.

Fourth: The name of the surviving Limited Liability Company is Atlas Noble, LLC.

Fifth: The executed agreement of merger is on file at Westpointe Corporate Center One, 1550 Coraopolis Heights Road, Moon Township, PA 15108, the principal place of business of the surviving Limited Liability Company.

Sixth: A copy of the agreement of merger will be furnished by the surviving Limited Liability Company on request, without cost, to any member of the Limited Liability Company or any person holding an interest in any other business entity which is to merge or consolidate.

IN WITNESS WHEREOF, said Limited Liability Company has caused this certificate to be signed by an authorized person, this 30th day of april, A.D., 2010.

By:
Authorized Person

Name:	Lisa Washington
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